EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-61900 on Form S-8 of Stressgen Biotechnologies Corporation (the “Company”) of our reports dated March 14, 2005 relating to the financial statements (which report expresses an unqualified opinion and includes explanatory paragraphs relating to adoption of CICA 3870, discontinued operations, and the Company’s ability to continue as a going concern) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Stressgen Biotechnologies Corporation for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
March 14, 2005